Exhibit 1.1

RESOLUTION OF

THE BOARD OF DIRECTORS

OF

RTG VENTURES, INC.

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held on April 6th, 2011

The Board of Directors who were present for this meeting & took active part therein were:

Dominic Hawes-Fairley
Neil Gray
Linda Perry

WHEREAS there has been presented to and considered by this meeting a Motion to Appoint Mr. Reggie James to the Board;

NOW THEREFORE BE IT RESOLVED that the corporation having considered this matter, has opened the floor to all those who voice a preference in the issue, has decided unanimously and RESOLVED to:

Appoint Mr. Reggie James to the Board

Said Motion is hereby passed and the corporate books, records and the secretary shall file this Resolution in the corporate records.

The Secretary of the corporation, hereby signifies by affixing his signature hereto that the Board of Directors have duly considered & voted on this matter and have resolved to effectuate this Motion commensurate with their fiduciary duties towards the corporation and in guidance upon the current bylaws.

DATED: April 6th, 2011

David E. Price, Secretary